NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 25, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 11, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization via merger of the Managed Portfolio Series became effective on July 11, 2025. Shareholders of the Tortoise Global Water ESG Fund (TBLU old, CUSIP: 56167N753) will recieve a number of shares of the Acquiring Fund (TBLU new, CUSIP: 890930407) representing an aggregate net asset value ("NAV") equal to the aggregate NAV of the Target Fund shares held immediately prior to the closing of its Reorganization, with cash being distributed in lieu of any fractional shares of the Acquiring Fund. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Tortoise Global Water ESG Fund (TBLU old, CUSIP: 56167N753) and does not affect the continued listing on NYSE Arca of the Tortoise Global Water Fund (TBLU new, CUSIP: 890930407). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 14, 2025.